Exhibit 99.1

Oncotelic Announces Successful Completion of the Safety Evaluation of a TGF-β Inhibitor (OT-101) and IL-2 (Aldesleukin) in Phase 1 Combination Trial in Solid Tumor Cancers

AGOURA HILLS, CA, November 16, 2021 - Oncotelic Therapeutics, Inc. (“Oncotelic” or the “Company”) (OTCQB:OTLC), a leading developer of TGF-β therapeutics for oncology and virology, provided an update on ongoing OT-101/IL-2 combination trial (the “Trial”), which has now successfully completed the safety evaluation of its safety cohort, allowing for further expansion of its clinical program into phase 2 clinical trials and higher doses.

The Trial, Multi-center, Open label, Phase Ib clinical study to evaluate the safety, tolerance, and efficacy of TASO-001 (“OT-101”), a TGF-β targeting anti-sense oligonucleotide, in combination with recombinant interleukin-2 (Aldesleukin, “IL-2”), in patients with advanced or metastatic solid tumor cancer. ClinicalTrials.gov Identifier: NCT04862767.

OT-101 is a first-in-class anti-TGF-β ribonucleic acid (“RNA”) therapeutic that has exhibited single agent activity in relapsed/refractory cancer patients in multiple clinical trials. OT-101 has also demonstrated activity against the SARS-CoV-2 virus, the virus that causes COVID-19, and is currently being evaluated in the Company’s C001 clinical trial against hospitalized severe COVID-19.

In the safety cohort treated during the Trial, the standard dosage of 140mg/m2 of OT-101was well tolerated in combination with IL-2, which has allowed for ongoing dose escalation to 190 mg/m2. The 140 mg/m2 dose was shown to be the optimal dose for OT-101 in the prior trial targeting pancreatic cancer, melanoma, and colorectal cancer (“P001”). In the P001 trial, the maximum tolerated dose was not reached even at 330 mg/m2. Therefore, the Company believes that increasing the dose above 140 mg/m2 should further enhance the clinical activity of OT-101.

“We are excited to see this clear demonstration of safety for the OT-101/IL-2 combination,” noted Dr. Vuong Trieu, CEO of Oncotelic. “Unlike other common treatments, such as chemotherapy, IL-2 has the potential to bring about long-lasting responses and even cures in about one in 10 patients with metastatic kidney cancer and metastatic melanoma. Our analysis to date suggests that the OT-101/IL-2 combination could further improve the cure rate of these cancers. We look forward to updating shareholders as we gain further insights with additional data.”

The Trial is being conducted by Autotelic BIO, a partner of Oncotelic on the OT-101/IL-2 combination, and Clinigen Group, a UK-based global pharmaceutical company.

About OT-101

OT-101 has demonstrated robust efficacy against pancreatic cancer, glioblastoma, and melanoma during phase 2 clinical trials. The demonstration that OT-101 will synergize with IL-2 could further demonstrate its utility as adjunct to other immunotherapies. IL-2, immunotherapy is cancer treatment that stimulates the body’s immune system to fight cancer, such as melanoma. OT-101 has also received orphan drug designation for glioblastoma, melanoma, and pancreatic cancers. Furthermore, the Food and Drug Administration recently granted Rare Pediatric Designation for OT-101 against diffuse intrinsic pontine glioma (DIPG). OT-101 is being evaluated for effectiveness against coronaviruses, including COVID-19, and has been deployed against the COVID-19 epidemic in the Company’s C001 trial.

OT-101 is an antisense against the host TGF-β protein required for viral replication and its overexpression likely to cause the wide range of clinical symptoms associated with COVID-19 including Kawasaki syndrome (Fatih M. Uckun, Vuong Trieu. Targeting Transforming Growth Factor-beta for Treatment of COVID-19-associated Kawasaki Disease in Children. Clin Res Pediatr 2020; 3(1): 1-3) and acute respiratory distress syndrome (ARDS) (Fatih M. Uckun, Larn Hwang, Vuong Trieu. Selectively targeting TGF-β with Trabedersen/OT-101 in treatment of evolving and mild ARDS in COVID-19. Clin. Invest. (Lond.) 2020; 10(2), 167-176. DOI: 10.4172/ Clinical-Investigation.1000166.).

About Oncotelic Therapeutics

Oncotelic Therapeutics, Inc. (f/k/a Mateon Therapeutics, Inc.) (“Oncotelic”), was formed in the State of New York in 1988 as OXiGENE, Inc., was reincorporated in the State of Delaware in 1992, and changed its name to Mateon Therapeutics, Inc. in 2016, and Oncotelic Therapeutics, Inc. in November 2020. The Company also acquired PointR Data Inc. (“PointR”) in November 2019.

After the PointR acquisition, Oncotelic is an artificial intelligence driven immuno-oncology company with a robust pipeline of first in class TGF-β immunotherapies for late-stage cancers such as gliomas, pancreatic cancer and melanoma. OT-101, the lead immuno-oncology drug candidate of Oncotelic, is a first-in-class anti-TGF-β RNA therapeutic that exhibited single agent activity in relapsed/refractory cancer patients. OT-101 also has shown activity against SARS-CoV-2 and has completed a phase 2 trial against COVID-19, with data cleaning and evaluation and datalock ongoing.

Oncotelic is seeking to leverage its deep expertise in oncology drug development to improve treatment outcomes and survival of cancer patients with a special emphasis on rare pediatric cancers. Oncotelic also has rare pediatric designation for DIPG (OT-101), melanoma (CA4P), and AML (OXi 4503).

For more information, please visit www.oncotelic.com.

Cautionary Note on Forward-Looking Statements. This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this communication regarding strategy, future operations, future financial position, prospects, plans and objectives of management are forward-looking statements. Words such as “may”, “expect”, “anticipate” “hope”, “vision”, “optimism”, “design”, “exciting”, “promising”, “will”, “conviction”, “estimate,” “intend,” “believe”, “quest for a cure of cancer”, “innovation-driven”, “paradigm-shift”, “high scientific merit”, “impact potential” and similar expressions are intended to identify forward-looking statements. Forward looking statements contained in this press release include, but are not limited to, statements about future plans, the progress, timing, clinical development, scope and success of future clinical trials, the reporting of clinical data for the company’s product candidates and the potential use of the company’s product candidates to treat various cancer indications. Each of these forward-looking statements involves risks and uncertainties, and actual results may differ materially from these forward-looking statements. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during preclinical or clinical studies, clinical trial site activation or enrollment rates that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. These risks are not exhaustive, the company faces known and unknown risks, including the risk factors described in the Company’s annual report on Form 10-K filed with the SEC on April 15, 2021, and in the company’s other periodic filings. Forward-looking statements are based on expectations and assumptions as of the date of this press release. Except as required by law, the company does not assume any obligation to update forward-looking statements contained herein to reflect any change in expectations, whether as a result of new information future events, or otherwise.

Contact Information:

For Oncotelic Therapeutics, Inc.:

Amit Shah

ashah@oncotelic.com